SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                    Under the Securities Exchange Act of 1934

           INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                              (Amendment No. ___ )*

                     National Patent Development Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   3763951098
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                   12/31/2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

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CUSIP No. 3763951098               SCHEDULE 13G                Page 2 of 5 Pages
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------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        FROST GAMMA INVESTMENTS TRUST
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        FLORIDA
----------------------------------- ------ -------------------------------------
                              5    SOLE VOTING POWER             1,601,000
            NUMBER OF
                            ------ ---------------------------------------------
              SHARES          6    SHARED VOTING POWER           0
           BENEFICIALLY
                            ------ ---------------------------------------------
             OWNED BY         7    SOLE DISPOSITIVE POWER        1,601,000
               EACH
                            ------ ---------------------------------------------
            REPORTING         8    SHARED DISPOSITIVE POWER      0
           PERSON WITH
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,601,000
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      [ ]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        9.13%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
        oo
------- ------------------------------------------------------------------------

--------------------                                           -----------------
CUSIP No. 3763951098               SCHEDULE 13G                Page 3 of 5 Pages
--------------------                                           -----------------

Item 1(a).   Name of Issuer.  National Patent Development Corporation

Item 1(b).   Address of Issuer's Principal Executive Offices.

             903 Murray Road
             East Hanover, NY 07936

Item 2(a).   Name of Person Filing.

             Frost Gamma Investments Trust

Item 2(b).   Address of Principal Business Office or, if None, Residence.

             4400 Biscayne Boulevard
             Miami, FL  33137

Item 2(c).   Citizenship.

             Unites States

Item 2(d).   Title of Class of Securities.

             Common Stock

Item 2(e).   CUSIP Number.

             3763951098

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), identify the status of the person filing.

             Not Applicable

Item 4.      Ownership.

             (a) Amount beneficially owned: 1,601,000

             (b) Percent of class: 9.13%

             (c) Number of shares as to which such person has:

                 (i)   Sole power to vote or direct the vote: 1,601,000

                 (ii)  Shared power to vote or direct the vote: 0

                 (iii) Sole power to dispose or direct the disposition of:
                       1,601,000

                 (iv)  Shared power to dispose or direct the disposition of: 0

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CUSIP No. 3763951098               SCHEDULE 13G                Page 4 of 5 Pages
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Item 5.      Ownership of Five Percent or Less of a Class.

             If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[ ]

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

             Not Applicable

Item 8.      Identification and Classification of Members of the Group.

             Not Applicable

Item 9.      Notice of Dissolution of Group.

             Not Applicable

Item 10.     Certification.

             Not Applicable

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CUSIP No. 3763951098               SCHEDULE 13G                Page 5 of 5 Pages
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                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         Frost Gamma Investments Trust

January 29, 2009
                                             /s/ Phillip Frost, MD
                                         ---------------------------------------
                                         By:     Phillip Frost, MD
                                         Title:  Trustee